MINERAL PRODUCTION SHARING AGREEMENT

No. 320-2010-XI

This **MINERAL PRODUCTION SHARING AGREEMENT** is made and entered into in Quezon City, Philippines, this ________ day of FEB 10 2010 by and between:

THE REPUBLIC OF THE PHILIPPINES, herein referred to as the **GOVERNMENT**, represented in this act by the Secretary of the Department of Environment and Natural Resources, with office at the Department of Environment and Natural Resources Building, Visayas Avenue, Diliman, Quezon City

and

ORO-EAST MINING COMPANY, INC., hereinafter collectively referred to as the **CONTRACTOR**, a corporation duly organized and existing under the laws of the Republic of the Philippines, with office at No. 18 Jacana Street, Belisario Heights, Lanang, Davao City and represented in this act by its President, Mr. Benedicto T. Jalandoon, as authorized by its Board of Directors (please refer to ANNEX "A")

WITNESSETH :

WHEREAS, the 1987 Constitution of the Republic of the Philippines provides in Article XII, Section 2 thereof that all lands of the public domain, waters, minerals, coal, petroleum and other natural resources are owned by the State and that their exploration, development and utilization shall be under the full control and supervision of the State;

WHEREAS, the Constitution further provides that the State may directly undertake such activities, or it may enter into a Co-Production, Joint Venture, or Mineral Production Sharing Agreement with Filipino citizens, or cooperatives, partnerships, corporations or associations at least sixty per centum of whose capitalization is owned by such citizens;

WHEREAS, pursuant to Republic Act No. 7942, otherwise known as "The Philippine Mining Act of 1995," which took effect on 09 April 1995, the Secretary of the Department of Environment and Natural Resources is authorized to enter into Mineral Production Sharing Agreements in furtherance of the objectives of the Government and the Constitution to bolster the national economy through sustainable and systematic development and utilization of mineral lands;

WHEREAS, the Government desires to avail itself of the financial resources, technical competence and skill, which the Contractor is capable of applying to the mining operations of the project contemplated herein;

WHEREAS, the Contractor desires to join and assist the Government in the initial rational exploration and possible development and utilization for commercial

purposes of *gold, copper, silver, zinc and other associated mineral deposits* existing in the Contract Area;

WHEREAS, the Contractor has access to all the financing, technical competence, technology and environmental management skills required to promptly and effectively carry out the objectives of this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants, terms and conditions hereinafter set forth, it is hereby stipulated and agreed as follows:

SECTION I

SCOPE

1.1. This Agreement is a Mineral Production Sharing Agreement entered into pursuant to the provisions of the Act and its implementing rules and regulations. The primary purpose of this Agreement is to provide for the rational exploration, development and commercial utilization of *gold, copper, silver, zinc and other associated mineral deposits* existing within the Contract Area, with all necessary services, technology and financing to be furnished or arranged by the Contractor in accordance with the provisions of this Agreement. The Contractor shall not, by virtue of this Agreement, acquire any title over the Contract/Mining Area without prejudice to the acquisition by the Contractor of the land/surface rights through any mode of acquisition provided for by law.

1.2. The Contractor shall undertake and execute, for and on behalf of the Government, responsible mining operations in accordance with the provisions of this Agreement, and is hereby constituted and appointed, for the purpose of this Agreement, as the exclusive entity to conduct mining operations in the Contract Area.

1.3. The Contractor shall assume all the exploration risk such that if no minerals in commercial quantity are developed and produced, it will not be entitled to reimbursement.

1.4. During the term of this Agreement, the total value of production and sale of minerals derived from the mining operations contemplated herein shall be accounted for and divided between the Government and the Contractor in accordance with Section VIII hereof.

SECTION II

DEFINITIONS

As used in this Agreement, the following words and terms, whether singular or plural, shall have the following respective meaning:

2.1. Act refers to Republic Act No. 7942, otherwise known as the "Philippine Mining Act of 1995."

2.2. Agreement means this Mineral Production Sharing Agreement.

2.3. Associated Minerals mean other ores/minerals, which occur together with the principal ore/mineral.

2.4. Bangko Sentral means Bangko Sentral ng Pilipinas.

2.5. Budget means an estimate of expenditures to be made by Contractor in mining operations contemplated hereunder to accomplish the Work Program for each particular period.

2.6. Bureau means Mines and Geosciences Bureau.

2.7. Calendar Year or Year means a period of twelve (12) consecutive months starting with the first day of January and ending on December 31, while "Calendar Quarter" means a period of three consecutive months with the first calendar quarter starting with the first day of January.

2.8. Commercial Production means the production of sufficient quantity of minerals to sustain economic viability of mining operations reckoned from the date of commercial operation as declared by the Contractor or as stated in the feasibility study, whichever comes first.

2.9. Constitution or Philippine Constitution means the 1987 Constitution of the Republic of the Philippines adopted by the Constitutional Convention of 1986 on October 15, 1986 and ratified by the People of the Republic of the Philippines on February 2, 1987.

2.10. Contract Area means the area onshore or offshore delineated under the Mineral Production Sharing Agreement subject to the relinquishment obligations of the Contractor and properly defined by latitude and longitude or bearing and distance.

2.11. Contract Year means a period of twelve (12) consecutive months counted from the Effective Date of this Agreement or from the anniversary of such Effective Date.

2.12. Contractor means **Oro-East Mining Company, Inc.** or its assignee(s) of interest under this Agreement: Provided, That the assignment of any of such interest is accomplished pursuant to the pertinent provisions of the implementing rules and regulations of the Act.

2.13. Declaration of Mining Project Feasibility means a document proclaiming the presence of minerals in a specific site, which are recoverable by socially acceptable, environmentally safe and economically sound methods specified in the Project Feasibility Study.

2.14. Department or DENR means the Department of Environment and Natural Resources.

2.15. Director means the Director of Mines and Geosciences Bureau.

2.16. Effective Date means the date of execution of this Agreement by the Contractor and by the Secretary on behalf of the Government.

2.17. Environment means all facets of man's surroundings: physical, ecological, aesthetic, cultural, economic, historic, institutional and social.

2.18. Exploration means searching or prospecting for mineral resources by geological, geophysical and geochemical surveys, remote sensing, test pitting, trenching, drilling, shaft sinking, tunneling or any other means for the purpose of determining the existence, extent, quality and quantity of mineral resources and the feasibility of mining them for profit.

2.19. Exploration Period shall mean the period from the Effective Date of this Agreement, which shall be for two (2) years, renewable for like periods but not to exceed a total term of six (6) years for nonmetallic minerals and eight (8) years for metallic minerals, subject to the pertinent provisions of the implementing rules and regulations of the Act.

2.20. Force Majeure means acts or circumstances beyond the reasonable control of the Contractor including, but not limited to war, rebellion, insurrection, riots, civil disturbances, blockade, sabotage, embargo, strike, lockout, any dispute with surface owners and other labor disputes, epidemics, earthquake, storm, flood or other adverse weather conditions, explosion, fire, adverse action by the Government or by any of its instrumentality or subdivision thereof, act of God or any public enemy and any cause as herein described over which the affected party has no reasonable control.

2.21. Foreign Exchange means any currency other than the currency of the Republic of the Philippines acceptable to the Government and the Contractor.

2.22. Government means the Government of the Republic of the Philippines or any of its agencies and instrumentalities.

2.23. Gross Output means the actual market value of the minerals or mineral products from each mine or mineral land operated as a separate entity without any deduction for mining, processing, refining, transporting, handling, marketing or any other expenses: Provided, That if the minerals or mineral products are sold or consigned abroad by the Contractor under C.I.F. terms, the actual cost of ocean freight and insurance shall be deducted: Provided further, That in the case of mineral concentrates which are not traded in commodity exchanges in the Philippines or abroad such as copper concentrate, the actual market value shall be the world price quotation of the refined mineral products contained thereof prevailing in the said commodity exchanges, after deducting the smelting, refining, treatment, insurance, transportation and other charges incurred in the process of converting mineral concentrates into refined metal traded in those commodity exchanges.

2.24. Mine Development refers to work undertaken to prepare an ore body or a mineral deposit for mining, including the construction of necessary infrastructure and related facilities.

2.25. Minerals mean all naturally occurring inorganic substances in solid, liquid, gas or any intermediate state excluding energy materials such as coal, petroleum, natural gas, radioactive materials and geothermal energy.

2.26. Mineral Products mean materials derived from mineral ores/rocks and prepared into marketable state by metallurgical processes which include beneficiation, cyanidation, leaching, smelting, calcination and other similar processes.

2.27. Mining Area means that portion of the Contract Area identified by the Contractor as defined and delineated in a Survey Plan duly approved by the Director/Regional Director concerned for purposes of development and/or utilization and sites for support facilities.

2.28. Mining Operations means mining activities involving exploration, feasibility study, environmental impact assessment, development, utilization, mineral processing and mine rehabilitation.

2.29. Notice means notice in writing, telex or telecopy (authenticated by answer back or confirmation received) addressed or sent as provided in Section 16.2 of this Agreement.

2.30. Ore means naturally occurring substance or material from which a mineral or element can be mined and/or processed for profit.

2.31. Pollution means any alteration of the physical, chemical and/or biological properties of any water, air and/or land resources of the Philippines, or any discharge thereto of any liquid, gaseous or solid wastes or any production of unnecessary noise or any emission of objectionable odor, as will or is likely to create or render such water, air, and land resources harmful, detrimental or injurious to public health, safety or welfare or which will adversely affect their utilization for domestic, commercial, industrial, agricultural, recreational or other legitimate purposes.

2.32. Secretary means the Secretary of the Department of Environment and Natural Resources.

2.33. State means the Republic of the Philippines.

2.34. Work Program means a document which presents the plan of major mining operations and the corresponding expenditures of the Contractor in its Contract Area during a given period of time, including the plan and expenditures for development of host and neighboring communities and of local geoscience and mining technology, as submitted and approved in accordance with the implementing rules and regulations of the Act.

SECTION III

TERM OF AGREEMENT

3.1. This Agreement shall have a term of twenty-five (25) years from Effective Date, and may be renewed thereafter for another term not exceeding twenty-five (25) years. The renewal of this Agreement, as well as the changes in the terms and conditions thereof, shall be upon mutual consent by the parties. In the event the Government decides to allow mining operations thereafter by other Contractor, this must be through competitive public bidding. After due publication of notice, the Contractor shall have

the right to equal the highest bid upon reimbursement of all reasonable expenses of the highest bidder.

SECTION IV

CONTRACT AREA

4.1. Size, Shape, and Location of Contract Area - This Agreement covers a Contract Area of approximately Seven Thousand Seven Hundred Ninety-Eight and 2387/10,000 (7,798.2387) hectares, situated in the Municipalities of Tarragona and Manay, Davao Oriental, and bounded by the following geographical coordinates (please refer to ANNEX "B" - 1:50,000 scale Location Map/Sketch Plan):

PARCEL - 1

TECHNICAL DESCRIPTION

Corner	Latitude	Longitude
1	7° 01' 00.00"	126° 08' 00.00"
2	7° 05' 00.00"	126° 08' 00.00"
3	7° 05' 00.00"	126° 09' 30.00"
4	7° 04' 00.00"	126° 09' 30.00"
5	7° 04' 00.00"	126° 11' 00.00"
6	7° 02' 30.00"	126° 11' 00.00"
7	7° 02' 30.00"	126° 10' 30.00"
8	7° 01' 30.00"	126° 10' 30.00"
9	7° 01' 30.00"	126° 10' 00.00"
10	7° 01' 00.00"	126° 10' 00.00"
11	7° 01' 00.00"	126° 09' 30.00"
12	7° 01' 30.00"	126° 09' 30.00"
13	7° 01' 30.00"	126° 08' 30.00"
14	7° 01' 00.00"	126° 08' 30.00"

Area : 3,054.3997 Hectares

PARCEL - 2

Corner	Latitude	Longitude
1	7° 02' 30.00"	126° 17' 00.00"
2	7° 06' 00.00"	126° 17' 00.00"
3	7° 06' 00.00"	126° 17' 15.00"
4	7° 06' 30.00"	126° 17' 15.00"
5	7° 06' 30.00"	126° 17' 00.00"
6	7° 08' 07.24"	126° 17' 00.00"
7	7° 08' 07.20"	126° 17' 12.39"
8	7° 07' 47.67"	126° 17' 12.34"
9	7° 07' 47.64"	126° 17' 22.11"
10	7° 07' 48.08"	126° 17' 22.11"
11	7° 07' 48.02"	126° 17' 39.84"
12	7° 07' 28.49"	126° 17' 39.78"
13	7° 07' 28.47"	126° 17' 49.56"

14	7° 07' 38.23"	126° 17' 49.58"
15	7° 07' 38.20"	126° 17' 59.36"
16	7° 07' 47.97"	126° 17' 59.39"
17	7° 07' 47.94"	126° 18' 09.16"
18	7° 07' 57.70"	126° 18' 09.19"
19	7° 07' 57.67"	126° 18' 18.96"
20	7° 08' 30.00"	126° 18' 19.05"
21	7° 08' 30.00"	126° 19' 30.00"
22	7° 02' 30.00"	126° 19' 30.00"

AREA : 4,743.8380 Hectares

Portions of the Contract Area that may be found and verified as Wilderness Area pursuant to Letter of Instruction No. 917 shall be automatically excised from said Contract Area.

SECTION V

EXPLORATION PERIOD

5.1. Timetable for Exploration - The Contractor shall commence Exploration activities not later than three (3) months after the Effective Date for a period of two (2) years, renewable for like periods but not to exceed a total term of six (6) years for nonmetallic minerals and eight (8) years for metallic minerals, subject to annual review and approval by the Director in accordance with the implementing rules and regulations of the Act.

The Contractor shall submit the proof of consultation with the *Sanggunian* concerned in the form of Resolution or Certification prior to the implementation of the Exploration Work Program pursuant to the provisions of Section 5 of Department Administrative Order No. 2007-15.

5.2. Renewal of Exploration Period - In case the Contractor opts for a renewal of its Exploration Period, it shall file prior to the expiration thereof, a renewal application in the Mines and Geosciences Bureau Central Office, accompanied by the mandatory requirements stipulated in the implementing rules and regulations of the Act. The Director may grant the renewal of the Exploration Period on condition that the Contractor has substantially complied with the terms and conditions of the Agreement.
In cases where further exploration is warranted beyond the six (6) - or eight (8)-year period and on condition that the Contractor has substantially implemented the Exploration and Environmental Work Programs as verified by the Bureau, the Director may furher grant renewal of the Exploration Period: Provided, That the Contractor shall be required to set up a performance surety equivalent to the expenditure requirement of the Exploration and Environmental Work Programs.

5.3. Work Programs and Budgets - The Contractor shall strictly comply with the approved Exploration and Environmental Work Programs together with their corresponding Budgets (please refer to ANNEXES "C" and "D").

The amount to be spent by the Contractor in conducting Exploration activities under the terms of this Agreement during the Exploration Period shall be in the aggregate of not less than that specified for each of the Contract Years, as follows:

For the Exploration Work Program:

1st Contract Year	:	PhP 8,242,000.00
2nd Contract Year	:	PhP 4,420,000.00
Total	:	PhP 12,662,000.00

For the Environmental Work Program : PhP 1,850,000.00

In the event of renewal of the Exploration Period, the amount to be spent every year shall first be agreed upon by the parties.

In the event of termination of this Agreement, the Contractor shall only be obliged to expend the pro-rata amount for the period of such Contract Year prior to termination. If during any Contract Year, the Contractor should expend more than the amount to be expended as provided above, the excess may be subtracted from the amount required to be expended by the Contractor during the succeeding Contract Years, and should the Contractor, due to unforeseen circumstances or with the consent of the Government, expend less during a year, then the deficiency shall be applied to the amount to be expended during the succeeding Contract Years.

5.4. Relinquishment of Total/Portion of the Contract Area - During the Exploration Period, the Contractor may relinquish totally or partially the original Contract Area. After the Exploration Period and prior to or upon approval of a Declaration of Mining Project Feasibility by the Director, the Contractor shall finally relinquish any portion of the Contract Area not necessary for mining operations and not covered by any Declaration of Mining Project Feasibility.

5.5. Final Mining Area - The Director may allow the Contractor to hold more than one (1) final Mining Area subject to the maximum limits set under the implementing rules and regulations of the Act: Provided that each final Mining Area shall be covered by a Declaration of Mining Project Feasibility.

5.6. Declaration of Mining Project Feasibility – Within the term of the Exploration Period, the Contractor shall file in the Regional Office concerned, the Declaration of Mining Project Feasibility of the Contract Area/final Mining Area supported by Project Feasibility Study, Three (3)-Year Development and Construction or Commercial Operation Work Program, complete geologic report, an application for survey and the pertinent Environmental Compliance Certificate, among other applicable requirements. Failure of the Contractor to submit the Declaration of Mining Project Feasibility during the Exploration Period shall be considered a substantial breach of this Agreement.

5.7. Survey of the Contract Area - The Contractor shall cause the survey of the perimeter of the Contract Area/final Mining Area through an application for survey, complete with requirements, filed in the Regional Office concerned simultaneous with the submission of the Declaration of Mining Feasibility. Survey returns shall be submitted to the Regional Director concerned for approval within one (1) year from receipt of the Order of Survey complete

with the mandatory requirements stated in the implementing rules and regulations of the Act.

5.8. Reporting

a. During the Exploration Period, the Contractor shall submit to the Director, through the Regional Director concerned, quarterly and annual accomplishment reports under oath on all activities conducted in the Contract Area from the Effective Date of this Agreement. The quarterly report shall be submitted not later than fifteen (15) days at the end of each Calendar Quarter while the annual accomplishment report shall be submitted not later than thirty (30) days from the end of each Calendar Year. Such information shall include detailed financial expenditures, raw and processed geological, geochemical, geophysical and radiometric data plotted on a map at a minimum 1:50,000 scale, copies of originals of assay results, duplicated samples, field data, copies of originals from drilling reports, maps, environmental work program implementation and detailed expenditures showing discrepancies/ deviations with approved exploration and environmental plans and budgets as well as all other information of any kind collected during the exploration activities. All information submitted to the Bureau shall be subject to the confidentiality clause of this Agreement.

b. Final Report - The Contractor shall submit to the Director, through the Regional Director concerned, a final report under oath upon the expiration of the Exploration Period which shall be in the form and substance comparable to published professional reports of respectable international institutions and shall incorporate all the findings in the Contract Area including location of samples, assays, chemical analysis, and assessment of mineral potentials together with a geologic map of 1:50,000 scale at the minimum showing the results of the exploration. Such report shall also include detailed expenditures incurred during the Exploration Period. In case of diamond drilling, the Contractor shall, upon request of the Director/Regional Director concerned, submit to the Regional Office concerned a quarter of the core samples, which shall be deposited in the Regional Office Core Library for safekeeping and reference.

c. Relinquishment Report - The Contractor shall submit a separate relinquishment report with a detailed geologic report of the relinquished area accompanied by maps at a scale of 1:50,000 and results of analyses and detailed expenditures, among others.

SECTION VI

DEVELOPMENT AND CONSTRUCTION PERIOD

6.1. Timetable - The Contractor shall complete the development of the mine including the construction of production facilities within thirty-six (36) months from the submission and approval of the Declaration of Mining Project Feasibility, subject to such extension based on justifiable reasons

as the Director may approve, upon recommendation of the Regional Director concerned.

6.2. Reporting

a. Annual - The Contractor shall submit, within sixty (60) days after December 31 of each year, to the Director, through the Regional Director concerned, an annual report, which states the major activities, achievements and detailed expenditures during the year covered, including maps, assays, rock and mineral analyses and geological and environmental progress reports during the Development and Construction Period.

b. Final Report - Within six (6) months from the completion of the development and construction activities, the Contractor shall submit a final report to the Director, through the Regional Director concerned. Such report shall integrate all information in maps of appropriate scale and quality, as well as in monographs or reports in accordance with international standards.

SECTION VII

OPERATING PERIOD

7.1. Timetable - The Contractor shall submit, within thirty (30) days before completion of mine development and construction of production facilities, to the Director, through the Regional Director concerned, a Three-Year Commercial Operation Work Program. The Contractor shall commence commercial utilization immediately upon approval of the aforesaid Work Program. Failure of the Contractor to commence Commercial Production within the period shall be considered a substantial breach of the Agreement.

7.2. Commercial Operation Work Program and Budget - During the Operating Period, the Contractor shall submit to the Director, through the Regional Director concerned, Work Programs and Budgets covering a period of three (3) years each, which shall be submitted not later than thirty (30) days before the expiration of the period covered by the previous Work Program.

The Contractor shall conduct Mining Operations and other activities for the duration of the Operating Period in accordance with the duly approved Work Programs and corresponding Budgets.

7.3. Expansion and Modification of Facilities - The Contractor may make expansions, modifications, improvements, and replacements of the mining facilities and may add new facilities as the Contractor may consider necessary for the operations: Provided, That such plans shall be embodied in an appropriate Work Program approved by the Director.

7.4. Reporting

a. Quarterly Reports - Beginning with the first Calendar Quarter following the commencement of the Operating Period, the Contractor shall submit, within thirty (30) days after the end of each Calendar

Quarter, to the Director, through the Regional Director concerned, a Quarterly Report stating the tonnage of production in terms of ores, concentrates, and their corresponding grades and other types of products; value, destination of sales or exports and to whom sold; terms of sales and expenditures.

b. Annual Reports - During the Operating Period, the Contractor shall submit within sixty (60) days from the end of each Calendar Year, to the Director, through the Regional Director concerned, an Annual Report indicating in sufficient detail:

b.1. The total tonnage of ore reserves, whether proven, probable, or inferred, the total tonnage of ores, kind by kind, broken down between tonnage mined, tonnages transported from the minesite and their corresponding destination, tonnages stockpiled in the mine and elsewhere in the Philippines, tonnages sold or committed for export (whether actually shipped from the Philippines or not), tonnages actually shipped from the Philippines (with full details as to purchaser, destination and terms of sale), and if known to the Contractor, tonnages refined, processed or manufactured in the Philippines with full specifications as to the intermediate products, by-products or final products and of the terms at which they were disposed

b.2. Work accomplished and work in progress at the end of the year in question with respect to all the installations and facilities related to the utilization program, including the investment actually made or committed; and

b.3. Profile of work force, including management and staff, stating particularly their nationalities, and for Filipinos, their place of origin (i.e., barangay, town, province, region).

The Contractor shall also comply with other reporting requirements provided for in the implementing rules and regulations of the Act.

SECTION VIII

FISCAL REGIME

8.1. General Principle - The fiscal regime of this Agreement shall be governed by the principle according to which the Government expects a reasonable return in economic value for the utilization of non-renewable mineral resources under its national sovereignty while the Contractor expects a reasonable return on its investment with special account to be taken for the high risk of exploration, the terms and conditions prevailing elsewhere in the industry and any special efficiency to be gained by a particularly good performance of the Contractor.

8.2. Registration Fees - Within fifteen (15) days upon receipt of the notice of approval of the Agreement from the Regional Office concerned, the Contractor shall cause the registration of this Agreement with the said

Regional Office and pay the registration fee at the rate provided in the existing rules and regulations. Failure of the Contractor to cause the registration of this Agreement within the prescribed period shall be sufficient ground for cancellation of the same.

8.3. Occupation Fees - Prior to registration of this Agreement and at the same date every year thereafter, the Contractor shall pay to the Municipal/City Treasurer concerned an occupation fee over the Contract Area at the annual rate provided in the existing rules and regulations. If the fee is not paid on the date specified, the Contractor shall pay a surcharge of twenty five percent (25%) of the amount due in addition to the occupation fees.

8.4. Share of the Government - The Government Share shall be the excise tax on mineral products at the time of removal and at the rate provided for in Republic Act No. 7729 amending Section 151 (a) of the National Internal Revenue Code, as amended, as well as other taxes, duties and fees levied by existing laws. The Excise Tax shall be timely and completely paid to the nearest Bureau of Internal Revenue Office in the province concerned. For purposes of determining the amount of the herein Government Share, the Contractor shall strictly comply with the auditing and accounting requirements prescribed under existing laws and regulations.

The Government Share shall be allocated in accordance with Sections 290 and 292 of Republic Act No. 7160, otherwise known as "The Local Government Code of 1991."

8.5. Pricing of Sales - The Contractor shall dispose of the minerals and by-products produced at the highest market price prevailing in the locality. The Contractor shall also pay the lowest achievable marketing commissions and related fees and shall negotiate for more advantageous terms and conditions subject to the right to enter into long-term sales or marketing contracts or foreign exchange and commodity hedging contracts, which the Government acknowledges to be acceptable notwithstanding that the sale price of the minerals and by-products may from time to time be lower, or the terms and conditions of sales are less favorable, than that available elsewhere. The Contractor shall seek to strike a balance between long-term sales or marketing contracts or foreign exchange and commodity hedging contracts comparable to policies followed by independent producers in the international mining industry.

The Contractor shall likewise seek a balanced distribution among consumers. Insofar as sales to Contractor's affiliate(s) are concerned, prices shall be at arm's length standard, and competing offers for large scale and long-term contracts shall be procured. Before any sale and/or shipment of mineral product is made, existing and future marketing contract(s)/sales agreement(s) shall be submitted to the Director, copy furnished the Regional Director concerned, for registration. At the same time, the Contractor shall regularly inform the Director in writing of any revisions, changes or additions in said contract(s)/agreement(s).

The Contractor shall reflect in its Monthly/Quarterly Report on Production, Sales and Inventory of Minerals, as well as in the Integrated Annual Report, the corresponding registration number(s) of the marketing contract(s)/agreement(s) governing the export or sale of minerals.

8.6. Associated Minerals - If minerals other than *gold, copper, silver, zinc and other associated mineral deposits* are discovered in commercial quantities in the Contract Area, the value thereof shall be added to the value of the principal mineral in computing the Government share.

SECTION IX

WORK PROGRAMS

9.1. Submission to Government - Within the periods stated herein, the Contractor shall prepare and submit to the Director, through the Regional Director concerned, a Work Program and corresponding Budget for the Contract Area stating the Mining Operations and expenditures which the Contractor proposes to carry out during the period covered with the details and particulars set forth elsewhere in this Agreement or in the supporting documents.

9.2. Government's Examination and Revision of Work Program - Should the Government decide to propose a revision to a certain specific feature in the Work Program or Budget, it shall, within thirty (30) days after receipt thereof, provide a Notice to the Contractor specifying in reasonable detail its reasons therefore. Promptly thereafter, the Government and Contractor will meet and endeavor to agree on the revision proposed by the Government. In any event, the revision of any portion of said Work Program or Budget in which the Government shall fail to notify the Contractor of the proposed revision shall, insofar as possible, be carried out as prescribed herein. If the Government should fail within sixty (60) days from receipt thereof to notify Contractor of the proposed revisions, the Work Program and Budget proposed by the Contractor shall be deemed to be approved.

9.3. Contractor's Changes to Work Program - It is recognized by the Government and the Contractor that the details of any Work Program may require changes in the light of changing circumstances. The Contractor may make such changes: Provided, That it shall not change the general objective of the Work Program: Provided further, That changes which entail a negative variance of at least twenty percent (20%) shall be subject to the approval of the Director.

In case of any positive variance, the Contractor shall submit to the Director, through the Regional Director concerned, a copy each of the Work Programs, for information.

9.4. The Government's approval of a proposed Work Program and Budget will not be unreasonably withheld.

SECTION X

ENVIRONMENTAL PROTECTION AND MINE SAFETY AND HEALTH

10.1. The Contractor shall manage its Mining Operations in a technically, financially, socially, culturally and environmentally responsible manner to achieve the sustainable development objectives and responsibilities as provided for under the implementing rules and regulations of the Act.

10.2. The Contractor shall ensure that the standards of environmental protection are met in the course of the Mining Operations. To the extent possible, control of pollution and the transformation of the mined-out areas or materials into economically and socially productive forms must be done simultaneously with mining.

10.3. The Contractor shall submit an Environmental Work Program during the Exploration Period as prescribed in the implementing rules and regulations of the Act.

10.4. An Environmental Compliance Certificate (ECC) shall be secured first by the Contractor prior to the conduct of any development works, construction of production facilities and/or mine production activities in the Contract Area.

10.5. The Contractor shall submit within thirty (30) calendar days after the issuance and receipt of the ECC, an Environmental Protection and Enhancement Program (EPEP) using MGB Form No. 16-2 covering all areas to be affected by development, utilization and processing activities under this Agreement. The Contractor shall allocate for its initial environment-related capital expenditures approximately ten percent (10%) of the total project cost or in such amount depending on the environmental/geological condition, nature and scale of operations and technology to be employed in the Contract Area.

10.6. The Contractor shall submit, within thirty (30) days prior to the beginning of every calendar year, an Annual Environmental Protection and Enhancement Program (AEPEP), using MGB Form 16-3, which shall be based on the approved EPEP. The AEPEP shall be implemented during the year for which it was submitted. To implement its AEPEP, the Contractor shall allocate annually three to five percent (3%-5%) of its direct mining and milling costs depending on the environmental/geologic condition, nature and scale of operations and technology employed in the Contract Area.

10.7. The Contractor shall establish a Contingent Liability and Rehabilitation Fund (CLRF) which shall be in the form of the Mine Rehabilitation Fund (MRF) and the Mine Waste and Tailings Fee (MWTF).

The MRF shall be based on the financial requirements of the approved EPEP as a reasonable environmental deposit to ensure satisfactory compliance with the commitments/strategies of the EPEP/AEPEP and availability of funds for the performance of the EPEP/AEPEP during the specific project phase. The MRF shall be deposited as Trust Fund in a

government depository bank and shall be used for physical and social rehabilitation of areas affected by mining activities and for research on the social, technical and preventive aspects of rehabilitation.

The MWTF shall be collected based on the amounts of mine waste and mill tailings generated during the conduct of Mining Operations. The MWTF collected shall accrue to a Mine Waste and Tailings Reserve Fund and shall be deposited in a government depository bank for payment of compensation for damages caused by the Mining Operations.

10.8. The Contractor shall set up mitigating measures such as mine waste and mill tailings disposal system, mine rehabilitation or plan, water quality monitoring, etc. to minimize land degradation, air and water pollution, acid rock drainage and changes in hydrogeology.

10.9. The Contractor shall set up an Environmental and Safety Office at its minesite manned by qualified personnel to plan, implement and monitor its approved EPEP.

10.10. The Contractor shall be responsible in the monitoring of environmental, safety and health conditions in the Contract Area and shall strictly comply with all the rules and regulations embodied under DAO No. 2000-98, otherwise known as the "Mine Safety and Health Standards."

10.11. The Contractor shall be responsible for the submission of a final mine rehabilitation and/or decommissioning plans, including its financial requirements and incorporating the details and particulars set forth in the implementing rules and regulations of the Act.

SECTION XI

RIGHTS AND OBLIGATIONS OF THE PARTIES

11.1. Obligations of the Contractor:

a. To exclusively conduct sustainable Mining Operations within the Contract Area in accordance with the provisions of the Act and its implementing rules and regulations;

b. To construct and operate any facilities specified under the Mineral Agreement or approved Work Program;

c. To determine the exploration, mining and treatment process to be utilized in the Mining Operations;

d. To extract, remove, use and dispose of any tailings as authorized by an approved Work Program;

e. To secure all permits necessary or desirable for the purpose of Mining Operations;

f. To keep accurate technical records about the Mining Operations, as well as financial and marketing accounts, and make them available to Government representatives authorized by the Director for the

purpose of assessing the performance and compliance of the Contractor with the terms of this Agreement. Authorized representatives of other Government Agencies may also have access to such accounts in accordance with existing laws, rules and regulations;

g. To furnish the Bureau all the data and information gathered from the Contract Area and that all the books of accounts and records shall be open for inspection;

h. To allow access to Government during reasonable hours in inspecting the Contract Area and examining pertinent records for purposes of monitoring compliance with the terms of this Agreement;

i. To hold the Government free and harmless from all claims and accounts of all kinds, as well as demands and actions arising out of the accidents or injuries to persons or properties caused by Mining Operations of the Contractor and indemnify the Government for any expenses or costs incurred by the Government by reason of any such claims, accounts, demands or actions;

j. In the development of the community:

j.1. To recognize and respect the rights, customs and traditions of indigenous cultural communities over their ancestral lands and to allocate royalty payment of not less than one percent (1%) of the value of the gross output of minerals sold;

j.2. To coordinate with proper authorities in the development of the mining community and for those living in the host and neighboring communities through social infrastructure, livelihood programs, education, water, electricity and medical services. Where traditional self-sustaining income and the community activities are identified to be present, the Contractor shall assist in the preservation and/or enhancement of such activities;

j.3. To allot annually a minimum of one percent (1%) of the direct mining and milling costs necessary to implement the activities undertaken in the development of the host and neighboring communities. Expenses for community development may be charged against the royalty payment of at least one percent (1%) of the gross output intended for the concerned indigenous cultural community;

j.4. To give preference to Filipino citizens who have established domicile in the neighboring communities, in the hiring of personnel for its mining operations. If necessary skills and expertise are currently not available, the Contractor must immediately prepare and undertake a training and recruitment program at its expense; and

j.5. To incorporate in the Mining Project Feasibility Study the planned expenditures necessary to implement (j.1) to (j.3) of this Section;

k. In the development of Mining Technology and Geosciences:

k.1. In the course of its operations, to produce geological, geophysical, geochemical and other types of maps and reports that are appropriate in scale and in format and substance which are consistent with the internationally accepted standards and practices. Such maps shall be made available to the scientific community in the most convenient and cost effective forms, subject to the condition that the Contractor may delay release of said information for a reasonable period of time which shall not exceed three (3) years;

k.2. To systematically keep the data generated from the Contract/ Mining Area such as cores, assays and other related information, including economic and financial data and make them accessible to students, researchers and other persons responsible for developing mining, geoscience and processing technology subject to the condition that the Contractor may delay release of data to the science and technology community within a reasonable period of time which shall not exceed three (3) years;

k.3. To transfer to the Government or local mining company the appropriate technology it may adapt in the exploration, development and commercial utilization of the minerals in the Contract Area;

k.4. To allocate research and development budget for the advancement of mining technology and geosciences in coordination with the Bureau, research institutions, academe, etc.; and

k.5. To replicate data, maps and reports cited in (k.1) and (k.2) and furnish the Bureau for archiving and systematic safekeeping which shall be made available to the science and technology community for conducting research and undertaking other activities which contribute to the development of mining, geoscience and processing technology and the corresponding national pool of manpower talents: Provided, however, that the release of data, maps and the like shall be similarly constrained in accordance with (k.1) and (k.2) above;

l. To incorporate in the Project Feasibility Study the planned expenditures necessary to implement all the plans and programs set forth in this Agreement; and

m. To pay all other taxes and fees mandated by existing laws, rules and regulations.

11.2. Rights of the Contractor:

a. To conduct Mining Operations within the confines of its Contract/Mining Area in accordance with the terms and conditions hereof and without interfering with the rights of other Contractors/Lessees/Operators/ Permittees/Permit Holders;

b. Possession of the Contract Area, with full right of ingress and egress and the right to occupy the same, subject to surface and easement rights;

c. To use and have access to all declassified geological, geophysical, drilling, production and other data relevant to the mining operations;

d. To sell, assign, transfer, convey or otherwise dispose of all its rights, interests and obligations under the Agreement subject to the approval of the Government;

e. To employ or bring into the Philippines foreign technical and specialized personnel, including the immediate members of their families as may be required in the operations of the Contractor, subject to applicable laws and regulations: Provided, That if the employment connection of such foreign persons with the Contractor ceases, the applicable laws and regulations on immigration shall apply to them. Every time foreign technologies are utilized and where alien executives are employed, an effective program of training understudies shall be undertaken. The alien employment shall be limited to technologies requiring highly specialized training and experience subject to the required approval under existing laws, rules and regulations;

f. To enjoy easement rights and use of timber, water and other natural resources in the Contract Area subject to pertinent laws, rules and regulations and the rights of third parties;

g. Repatriation of capital and remittance of profits, dividends and interest on loans, subject to existing laws and Bangko Sentral ng Pilipinas rules and regulations; and

h. To import when necessary all equipment, spare parts and raw materials required in the operations in accordance with existing laws and regulations.

11.3. Obligations of the Government:

a. To ensure that the Contractor has the Government's full cooperation in the exercise of the rights granted to it under this Agreement;

b. To use its best efforts to ensure the timely issuance of necessary permits and similar authorizing documents for use of the surface of the Contract Area; and

c. To cooperate with the Contractor in its efforts to obtain financing contemplated herein from banks or other financial institutions: Provided, That such financing arrangements will in no event reduce the Contractor's obligation on Government rights hereunder.

SECTION XII

ASSETS AND EQUIPMENT

12.1. The Contractor shall acquire for the Mining Operations only such assets that are reasonably estimated to be required in carrying out such Mining Operations.

12.2. All materials, equipment, plant and other installations of a movable nature erected or placed on the Contract Area by the Contractor shall remain the property of the Contractor. The Contractor shall have the right to remove and re-export such materials and equipment, plant and other installations from the Philippines, subject to existing rules and regulations. In case of cessation of Mining Operations on public lands occasioned by its voluntary abandonment or withdrawal, the Contractor shall have a period of one (1) year from the time of cessation within which to remove its improvements; otherwise, all social infrastructures and facilities shall be turned over or donated tax free to the proper government authorities, national or local, to ensure that said infrastructures and facilities are continuously maintained and utilized by the host and neighboring communities.

SECTION XIII

EMPLOYMENT AND TRAINING OF PHILIPPINE PERSONNEL

13.1. The Contractor agrees to employ, to the extent possible, qualified Filipino personnel in all types of mining operations for which they are qualified; and after Commercial Production commences shall, in consultation and with consent of the Government, prepare and undertake an extensive training programme suitable to Filipino nationals in all levels of employment. The objective of said programme is to reach within the timetable set forth below the following targets of "Filipinization:"

	Unskilled (%)	Skilled (%)	Clerical (%)	Professional (%)	Management (%)
Year 1	100	100	100	75	75
Year 3	100	100	100	80	80
Year 5	100	100	100	90	90
Year 7	100	100	100	95	95
Year 10	100	100	100	95	95
Year 15	100	100	100	100	95

13.2. Cost and expenses of training such Filipino personnel and the Contractor's own employees shall be included in the Operating Expenses.

13.3. The Contractor shall not discriminate on the basis of gender and shall respect the right of women workers to participate in policy and decision-making processes affecting their rights and benefits.

SECTION XIV

ARBITRATION

14.1. The Government and the Contractor shall consult with each other in good faith and shall exhaust all available remedies to settle any and all disputes or disagreements arising out of or relating to the validity, interpretations, enforceability, or performance of this Agreement before resorting to arbitration as provided for in Section 14.2. below.

14.2. Any disagreement or dispute which can not be settled amicably within a period of one (1) year from the time the issue is raised by a Party shall be settled by a tribunal of three (3) arbitrators. This tribunal shall be constituted as follows: one to be appointed by the Contractor and the other to be appointed by the Secretary. The first two appointed arbitrators shall consider names of qualified persons until agreement on a mutually acceptable Chairman of the tribunal is selected. Such arbitration shall be initiated and conducted pursuant to Republic Act No. 876, otherwise known as the "Arbitration Act."

In any event, the arbitration shall be conducted applying the substantive laws of the Republic of the Philippines.

14.3. Each party shall pay fifty percent (50%) of the fees and expenses of the Arbitrators and the costs of arbitration. Each party shall pay its own costs and attorney's fee.

SECTION XV

SUSPENSION OR TERMINATION OF CONTRACT, TAX INCENTIVES AND CREDITS

15.1. This Agreement may be suspended for failure of the Contractor: (a) to comply with any provision or requirement of the Act and/or its implementing rules and regulations; (b) to pay on time the complete taxes, fees and/or other charges demandable and due the Government.

15.2. This Agreement terminates or may be terminated for the following causes: (a) expiration of its term, whether original or renewal; (b) withdrawal from the Agreement by the Contractor; (c) violation by the Contractor of the Agreement's terms and conditions; (d) failure to pay taxes, fees/or charges or financial obligations for two (2) consecutive years; (e) false statement or omission of facts by the Contractor; and (f) any other cause or reason provided under the Act and its implementing rules and regulations, or any other relevant laws and regulations.

15.3. All statements made in this Agreement shall be considered as conditions and essential parts hereof, and any falsehood in said statements or

omission of facts which may alter, change or affect substantially the fact set forth in said statements shall be a ground for its revocation and termination.

15.4. The Contractor may, by giving due notice at any time during the term of this Agreement, apply for its cancellation due to causes which, in the opinion of the Contractor, render continued mining operation no longer feasible or viable. In this case, the Secretary shall decide on the application within thirty (30) days from notice: Provided, That the Contractor has met all the financial, fiscal and legal obligations.

15.5. No delay or omissions or course of dealing by the Government shall impair any of its rights under this Agreement, except in the case of a written waiver. The Government's right to seek recourse and relief by all other means shall not be construed as a waiver of any succeeding or other default unless the contrary intention is reduced in writing and signed by the party authorized to exercise the waiver.

15.6. In case of termination, the Contractor shall pay all the fees and other liabilities due up to the end of the year in which the termination becomes effective. The Contractor shall immediately carry out the restoration of the Contract Area in accordance with good mining industry practice.

15.7. The withdrawal by the Contractor from the Mineral Agreement shall not release it from any and all financial, environmental, legal and fiscal obligations under this Agreement.

15.8. The following acts or omission, *inter alia* shall constitute breach of contract, upon which the Government may exercise its right to terminate the Agreement:

a. Failure of the Contractor without valid reason to commence Commercial Production within the period prescribed; and/or
b. Failure of the Contractor to conduct mining operations and other activities in accordance with the approved Work Programs and/or any modification thereof as approved by the Director.

15.9. The Government may suspend and cancel tax incentives and credits if the Contractor fails to abide by the terms and conditions of said incentives and credits.

SECTION XVI

OTHER PROVISIONS

16.1. Any terms and conditions resulting from repeal or amendment of any existing laws or regulation or from the enactment of a law, regulation or administrative order shall be considered a part of this Agreement.

16.2. Notice

All notices, demands and other communications required or permitted hereunder shall be made in writing, telex or telecopy and shall be deemed to have been duly given notice, in the case of telex or telecopy, if answered back or confirmation received, or if delivered by hand, upon receipt or ten days after being deposited in the mail, airmail postage prepaid and addressed as follows:

If to the Government:

THE SECRETARY
Department of Environment and Natural Resources
DENR Building, Visayas Avenue
Diliman, Quezon City

If to the Contractor:

THE PRESIDENT
Oro-East Mining Company, Inc.
No. 18 Jacana Street, Belisario Heights
Lanang, Davao City

Either party may substitute or change such address on notice thereof to the other party: Provided, That the Contractor shall, in case of any change of address during the term of this Agreement, notify the Director in writing. Failure to do such notification shall be deemed as waiver by the Contractor to be informed about any communications as provided in Section 16.2 above.

16.3. Governing Law

This Agreement and the relation between the parties hereto shall be governed by and construed in accordance with the laws of the Republic of the Philippines. The Contractor hereby agrees and obliges itself to comply with the provisions of the Act, its implementing rules and regulations and other relevant laws and regulations.

16.4. Suspension of Obligation

a. Any failure or delay on the part of any party in the performance of its obligation or duties hereunder shall be excused to the extent attributable to *Force Majeure* as defined in the Act: Provided, That the suspension of Mining Operations due to *Force Majeure* causes shall be subject to approval by the Director.

b. If Mining Operations are delayed, curtailed or prevented by such *Force Majeure* causes, then the time for enjoying the rights and carrying out the obligations thereby affected, the term of this Agreement and all rights and obligations hereunder shall be extended for a period equal to the period involved.

c. The Party, whose ability to perform its obligations is affected by such *Force Majeure* causes, shall promptly give Notice to the other in writing of any such delay or failure of performance, the expected duration thereof and its anticipated effect and shall use its efforts to remedy such delay, except that neither Party shall be under any obligation to settle a labor dispute: Provided, That the suspension of obligation by the Contractor shall be subject to prior approval by the Director.

16.5. Amendments

This Agreement shall not be annulled, amended or modified in any respect except by mutual consent in writing of the herein parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the day and year first above written

THE REPUBLIC OF THE PHILIPPINES

BY:

ELEAZAR P. QUINTO
Acting Secretary
Department of Environment and Natural Resources

SENR026877

FEB 10 2010

ORO-EAST MINING COMPANY, INC.
TIN: 004-752-918

BY:

BENEDICTO T. JALANDOON
President

SIGNED IN THE PRESENCE OF:

(Signature over Printed Name)
EDWIN G. DOMINGO

(Signature over Printed Name)
DANNI ZHONG

ACKNOWLEDGMENT

Republic of the Philippines)
Quezon City) s s

Before me, a Notary Public for and in the City of Quezon, personally appeared **ELEAZAR P. QUINTO**, with Community Tax Certificate No. 27601657 issued on January 28, 2010 at Quezon City, in his capacity as Acting Secretary of the Department of Environment and Natural Resources, and **BENEDICTO T. JALANDOON**, with Community Tax Certificate No. 26589075 issued on February 02, 2009 at Antipolo, Rizal, in his capacity as President of Oro-East Mining Company, Inc., both known to me and to me known to be the same persons who executed the foregoing instrument consisting of twenty-four (24) pages, including this acknowledgment page, and acknowledged to me that the same is their voluntary acts and deeds.

IN WITNESS WHEREOF, I have hereunto set my hand and affix my notarial seal, this ______________ day of APR 12 2010.

SENR025877

ANASTACIO C. ABUNGAN
Notary Public
Until December 31, 2010
PTR No. 3229338 1-08-10 Q.C.
IBP No. 803853 12-28-09 Neg. IV
MCLE compliance No. II-0006247
Roll of Attorney's No. 35343

Doc. No. 171
Page No. 35
Book No. IX
Series of 2010

CERTIFICATE OF REGISTRATION

Republic of the Philippines
Department of Environment and Natural Resources
MINES AND GEO-SCIENCES BUREAU
Region XI, Davao City

The filing fee therefore having been paid, the foregoing instrument was filed for record in this Office at 9 o' and 00 minutes A.m. on the day of 10 Aug. A.D. 10 and has been registered in Book No. 1 of the R... of MGC Davao Del ... Region, on pages 189 as Document No. 9
Filing fee, paid under Official Receipt No. 2476723 dated Aug. 10, 2010 in the amount of ₱20,000.00

EDILBERTO L. ARREZA
OIC-Regional Director

ANNEX "A"

CORPORATE SECRETARY'S CERTIFICATION

AUG 0 5 1996

SECRETARY'S CERTIFICATE

KNOW ALL MEN BY THESE PRESENTS:

I, ERWIN A. CABRERA, of legal age, filipino citizen and presently residing at 43 Narra St., Nova Tierra Subdivision, Lanang, Davao City, in official capacity as Corporate Secretary of ORO-EAST MINING COMPANY, INCORPORATED, hereby certify that during the Joint Regular Meeting of the Board of Directors and Stockholders at its principal office on July 27, 1996 the following resolution was enacted, to wit:

R E S O L U T I O N

"RESOLVED, AS IT IS HEREBY RESOLVED, that any one (1) of the following officers is authorized to negotiate, on behalf of the Corporation for the acquisition of mining rights and surface rights from any entity or legitimate corporations and to enter into agreements for this purpose under terms and conditions he may deem beneficial for the Corporation:

ALLAN S. PANCHO

BENEDICTO T. JALANDOON

RESOLVED FURTHER, that anyone of the above officers is hereby authorized to sign and execute on behalf of the Corporation any and all agreements, declarations of location of mining claims, applications for order of survey, Mineral Production Sharing Agreements, Interim and small Scale Mining Permits, Environmental Clearances and all other documents necessary for the acquisition and perfection of mining rights covering mining claims of the Corporation and file the the same with the respective government agencies as provided for under P.D. 463, as amended and Mining Act of 1995 and the rules and regulations promulgated thereunder;

RESOLVED FURTHERMORE, that anyone of the above officers be, as he hereby is, authorized to act as representative of the Corporation for the foregoing purposes and to deal with any government agency or entity involving the Corporations mineral exploration, development and mining operations;

RESOLVED LASTLY, that any and all acts relative to the above which have been consummated by anyone of the above officers prior to the adoption of these resolutions are hereby approved, confirmed and ratified."

IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of August 1996 at Davao City, Philippines.

ERWIN A. CABRERA
Corporate Secretary

SUBSCRIBED AND SWORN TO BEFORE ME this AUG day 1996 1996 at Davao City, Philippines. Affiant exhibiting to me his Community Tax Certificate No. 10450691 issued on May 30, 1996 at Toril, Davao City.

JR.
1997
12/96
Davao City

Doc. No. ...
Page No. ...
Book No. ...
Series of ...

CERTIFICATE OF REGISTRATION

Republic of the Philippines
Department of Environment and Natural Resources
MINES AND GEOSCIENCES DEVELOPMENT SERVICE
[illegible]

The [illegible] having been paid, the foregoing instrument [illegible] 2 [illegible] 00 [illegible] 1 [illegible] 96 [illegible] day of August [illegible] 01 [illegible] has been recorded [illegible] Power of Attorney [illegible] 40 [illegible] 14 [illegible]

Filing fee paid under Official Receipt No. 6563655-U dated August 6 [illegible] 96 in the amount of P10.00

JOSE D. MADRONA
REGIONAL TECHNICAL DIRECTOR


BUSO
TARRAGONA
AMENDED MAP
TECHNICAL DESCRIPTION
PARCEL - 1
PARCEL - 2
PARCEL - I
AMENDED
TOPOGRAPHIC MAP
MINERAL PRODUCTION SHARING
AGREEMENT APPLICATION
ORO EAST MINING CO., INC.

ANNEX "C"

EXPLORATION WORK PROGRAM

Republic of the Philippines
Department of Environment and Natural Resources
MINES AND GEOSCIENCES BUREAU
North Avenue, Diliman, Quezon City

EXPLORATION WORK PROGRAM

1.0 Name and Address of Company/Proponent

ORO-EAST MINING COMPANY, INCORPORATED
Ground Floor, Doña Carmen Building
Palma Gil corner Sobrecarey Streets
Barrio Obrero, Davao City

Contact Person: Dominico E. Pastoriza, Jr.
Mobile Phone No.: 092-6655-2735

2.0 Mineral Commodity Applied

Copper, Gold, Silver and associated minerals

3.0 Location of Project

The tenement which is comprised of two (2) claim parcels 1 and 2 is located in Bgys Tagogpo, Don Mariano Marcos and Taguibo, Municipality of Lupon and City of Mati and Bgys Calapagan, Limot and Tubaon, Municipality of Lupon and Tarragona respectively, all in the Province of Davao Oriental bounded by geographic coordinates 7° 01' 00" to 7° 05' 00" latitude and 126° 08' 00" to 126° 10' 30" longitude on parcel 1 and 7° 02' 30" to 7° 08' 30" latitude and 126° 17' 00" to 126° 19' 30" longitude on parcel 2.

4.0 Area or size of coverage – 7,798 hectares total (Parcel 1 = 3,054 has. & Parcel 2 = 4,744 has.)

5.0 Project Area Description

5.1 Terrain/Physiography

Department of Environment and Natural Resources
Mines and Geosciences Bureau
APPROVED
FEB 10 2010

The area is situated within moderate to rugged terrain to the north and northeast sections with elliptical shape at top ridges. The northeastern part of the claim is mountainous with elevation range from 300 to 1,753 MASL. Mountain ranges exhibiting triangular facets are common in the area. The apparent physiographic conformity of deep valley seems to indicate an earlier mature erosion of land surface. The erosion of surface has subsequently been dissected by youthful streams.

5.2 Accessibility

The prospect area can be reached from Davao City for three (3) to four (4) hours road travel using commercial buses regularly plying the Davao-Mati route. From Mati City, Parcel 1 which is approximately 20 kms distance is accessible by motorbike or a 2-wheel drive vehicle via provincial road to Maragusan, Compostela Valley and then foot travel for one hour via established local trails. Similarly, Parcel 2 which can be reached via two (2) entry points through old logging road is accessible using motorbikes or 4 wheel vehicles for 2 hours playing the shorter south route or the farther 3 hours travel through the north route followed by foot travel for 1-2 hours walk.

5.3 Drainage System/s

The drainage system in the area is composed of several tributaries and creeks forming a dendritic pattern and emptying into the Binatayan River to Sumlog River on Parcel 1 and Mayo and Quinonoan Rivers on Parcel 2.

5.4 Vegetation

Vegetation over the area consists of secondary growth forest, cogon, wild shrubs and vines. The primary forest cover of commercial tree varieties was logged over in the past although patches of reasonable forest cover are still apparent. Coconut, coffee, corn and vegetable farms are located in lower elevations on flat slope with sufficient soil cover.

5.5 Land Use

The flat slopes at lower elevations are used for agricultural purposes such as coffee, corn and vegetable farms. These are "kaingin" or slash and burn type of farming by local residence to support subsistence.

6.0 Description of Exploration Program

6.1 Research Work – Not to be undertaken.

6.2 Reconnaisance/Regional Survey or Studies – Not to be undertaken.

6.3 Semi-Detailed Survey

6.3.1 Geological Mapping/Alteration studies

Geological mapping/alteration studies will be conducted over the entire 7, 798 hectares for a period of 4 months covering creeks and tributaries, road-cuts/trails, shoreline outcrops and abandoned excavations (TP, trench, dogholes, adits, etc.). Expected output will be the identification of geological data such as rock types, alterations, lithology, mineralization and structural controls which will be utilized to plan targets for the next detailed geological studies and sub-surface evaluation.

6.3.1.1 Coverage - 7,798 hectares

6.3.1.2 Duration – 4 months from month 1 to 4

6.3.1.3 Manpower compliment

	Monthly Salary
1 Project Geologist	Php 75,000
2 Field Geologists	Php 120,000
3 Geological Mappers	Php 45,000
3 Samplers	Php 27,000
3 Helpers	Php 18,000
1 Draftsman	Php 12,500
13 Men	Php 297,500

6.3.1.4 Estimated cost or budget for four (4) months

Labor	Php1,190,000
Materials & Supplies	Php 200,000
Assaying (200 samples)	Php 500,000
Consultancy	Php 150,000
TOTAL	Php2,040,000

63.1.5 Output

Geological Maps of 1:1000 scale inputting and plotting data such as outcrops and sample locations, assays, lithology, structures and contour lines.

6.3.2 Geochemical Survey – Not to be undertaken.

6.3.3 Geophysical Survey – Not to be undertaken.

6.3.4 Subsurface investigation – Not to be undertaken.

6.4 Topographic Survey

Topographic survey will be conducted to establish control points (stations) within the area to be explored, to lay-out tie points for geological surveys and be plotted on base maps, to survey actual location of trenches, testpits, adit portals and headings, outcrops/float sample points, diamond drillhole collar and other significant outcrop within the prospect area and to conduct detailed topographic survey of potential orebody, proposed mill site, mine waste dump, tailings impoundment areas, surface property/claims and other sites for related civil works.

6.4.1 Coverage – 3,000 hectares

6.4.2 Scale and Contour intervals – 1: 500, 1:1000 at 5 meter and 10 meters contour intervals.

6.4.3 Manpower Compliment

	Monthly Salary
2 Transitmen	Php 30,000
4 Survey Aide	Php 24,000
6 Men	Php 54,000

6.4.4 Estimated Cost or Budget for three (3) months

Labor	Php 162,000
Materials & Supplies	Php 50,000
TOTAL	Php 212,000

6.4.5 Output – 1: 5000 area map and 1:500 and 1: 1000 topographic maps with 5 meter and 10 meter contour intervals.

6.5 Detailed Survey or Studies

6.5.1 Detailed Geological Mapping

Detailed geological mapping will be conducted using compass and tape traverse over suspected mineralized zone and along creeks, ridges and spurs, roadcuts and trails, outcrops and previous subsurface workings with emphasis on lithology, alterations, mineralization and structures.

6.5.1.1 Nature or Type of Survey – compass and tape geological mapping and traverse and Global Positioning System (GPS).

6.5.1.2 Coverage – 3,000 hectares

6.5.1.3 Duration – 6 months from Month 5 to 10

6.5.1.4 Manpower Compliment – same as in 5.3.1.3

6.5.1.5 Estimated Cost or Budget for six (6) months

Labor	Php1,785,000
Materials & Supplies	Php 300,000
Assaying (200 samples)	Php 500,000
Consultancy	Php 150,000
Metallurgical Testing	Php 150,000
TOTAL	Php2,885,000

6.5.1.6 Output – same as in 5.3.1.5

6.5.2 Detailed Geochemical Survey – Not to be undertaken.

6.5.3 Subsurface Investigation

6.5.3.1 Drilling

Diamond drilling will be accomplished on contract basis on a per linear meter advance. The depth, direction, inclination and number of drillholes shall be finalized as the exploration activities advances.

6.5.3.1.1 Type – Diamond Drilling and Coring.

6.5.3.1.2 Number and depth – A total of 1,000 meters for 5 locations.

6.5.3.1.3 Estimated number of samples – 250

6.5.1 Detailed Geological Mapping

Detailed geological mapping will be conducted using compass and tape traverse over suspected mineralized zone and along creeks, ridges and spurs, roadcuts and trails, outcrops and previous subsurface workings with emphasis on lithology, alterations, mineralization and structures.

6.5.1.1 Nature or Type of Survey – compass and tape geological mapping and traverse and Global Positioning System (GPS).

6.5.1.2 Coverage – 3,000 hectares

6.5.1.3 Duration – 6 months from Month 5 to 10

6.5.1.4 Manpower Compliment – same as in 5.3.1.3

6.5.1.5 Estimated Cost or Budget for six (6) months.

Labor	Php1,785,000
Materials & Supplies	Php 300,000
Assaying (200 samples)	Php 500,000
Consultancy	Php 150,000
Metallurgical Testing	Php 150,000
TOTAL	Php2,885,000

6.5.1.6 Output – same as in 5.3.1.5

6.5.2 Detailed Geochemical Survey – Not to be undertaken.

6.5.3 Subsurface Investigation

6.5.3.1 Drilling

Diamond drilling will be accomplished on contract basis on a per linear meter advance. The depth, direction, inclination and number of drillholes shall be finalized as the exploration activities advances.

6.5.3.1.1 Type – Diamond Drilling and Coring.

6.5.3.1.2 Number and depth – A total of 1,000 meters for 5 locations.

6.5.3.1.3 Estimated number of samples – 250

6.5.3.1.4 Estimated Cost or Budget for six (6) months.

Contract Drilling	Php5,000,000
Assaying	Php 525,000
TOTAL	Php5,525,000

6.5.3.2 Trenching/Testpitting

Test pit shall be undertaken on a 1m x 1m wide with variable depth and trench shall be 1 meter wide with variable depth and length depending on the thickness of overburden or mineralized felsic outcrop.

6.5.3.2.1 Number – 200 locations

6.5.3.2.2 Over-all length or depth – 1,000 meters at 2 meter depth for trenches and 5 meters depth for testpits.

6.5.3.2.3 Estimated number of samples – 200

6.5.3.2.4 Estimated Cost or Budget for six (6) months.

Contract Labor Php2,000,000

6.5.3.3 Tunneling or Aditting – Not to be undertaken

7.0 Total Estimated Exploration Cost (Pesos)

Year 1	Php 8,242,000
Year 2	Php 4,420,000
TOTAL	Php 12,662,000

8.0 Attachments

8.1 Schedule of Activities (Gantt Chart) – see attachment "A"

8.2 Map - Geological or topographic maps of 1:50,000 scale – see attachment "B".

9.0 DATE PREPARED: June 15, 2008

Prepared by:

JOEL B. TAMBAOAN
Mining Engineer No. 1016
PTR No. 6194392
Issued at Davao City
Issued on January 21, 2008

Department of Environment and Natural Resources
Mines and Geosciences Bureau
APPROVED
FEB 1 0 2010

ANNEX "D"

ENVIRONMENTAL WORK PROGRAM

Republic of the Philippines
Department of Environment and Natural Resources
MINES AND GEOSCIENCES BUREAU
North Avenue, Diliman, Quezon City

ENVIRONMENTAL WORK PROGRAM

1.0 Name and Address of the Applicant/Permitee/Contractor

ORO-EAST MINING COMPANY, INCORPORATED
Ground Floor, Doña Carmen Building,
Corner Palma Gil and Sobrecarey Streets,
Barrio Obrero, Davao City

2.0 Type and Nature of Project

2.1 Project description (objectives, schedule, and cost)

The project calls for an exploration work purposely to explore the presence and occurrence of copper- gold bearing minerals and vein system including area structures with an ultimate aim of determining the economic resource potential and grade. Project timetable is for two (2) years at cost of Php 12,662.00.

2.2 Type and nature of mineral deposit(s) to be explored and mineral(s) to be derived:

Exploration targets will be shallow and near surface which are noted to be of massive sulphide copper bearing minerals associated with vein type gold bearing deposits. Gold and silver could be the primary minerals wherein copper, molybdenum, lead and zinc are secondary minerals.

3.0 General Location and Area to be Covered by the Proposed Permit/ Contract Area

3.1 Location and Accessibility

The claim area which comprises of two separate parcels denominated as Parcel I and Parcel II is located at Brgys, Tagogpo, Don Mariano Marcos and Taguibo in the municipality of Lupon and City of Mati and Brgys Calapagan, Limot and Tubaon in the municipalities of Lupon and Tarragona respectively, all in the Province of Davao Oriental. It is bounded by geographical coordinates 7°01'00" to 7°05'00" latitude and 126°08'00" to 126°11' 30" longitude on Parcel I and 7°02'30" to 7°08'30" latitude and 126°17'00" to 126°19'30" longitude in Parcel II. Both areas are accessible by motorbike or 4 wheel drive vehicle via old logging roads.

3.2 Total area covered by the application – 7,855 hectares

4.0 Description of the Existing Environment

4.1 Land Environment

4.1.1 Topography/Physiography

The are is mountainous with elevations ranging from 300 to 1,753 MASL.

4.1.2 Land use/Capability

The flat slopes comprising of 10% of the applied area at the lower elevations are used for agricultural purposes such as coffee, corn and vegetable farms. These are "kaingin" or slash and burn type of farming used by local residents for their subsistence.

4.1.3 Pedology

Soil type on the flat surface are sandy to muddy and rocky at slope area.

4.2 Water Environment

4.2.1 Water Quality

Some tributaries of the water bodies within the area are silted due to upstream activities to include logging and "kaingin" farming as well as erosions of the open slope areas during heavy rains.

4.2.2 Hydrology

Drainage pattern is dendritic and tributaries flow downstream emptying into the Binatayan River on parcel I and Mayo and Quinonoan Rivers on Parcel II. Water bodies flow all year round.

4.3 Climatology/Meteorology

There is no definite season in the area although rainfalls are more pronounced from November to January. February to July are generally dry months while August to October are increasingly wet months. The area is storm-free. Wind direction is generally northerly.

4.4 Geological/Geomorphological Environment

The area is underlain by volcanoclastic and andestic rocks. These are intruded by diorite batholith trending NW with 5-10 km wide by more than 20 kms long. The area is overlain by clastic rocks. There are no known geologic hazards such as major fault in the area.

4.5 Biological Environment

4.5.1 Terrestrial Plants and Animals

i. Plants

The mountainous portions of the area are covered with secondary growth forest including cogon, wild shrubs and vines. On flat surfaces several crops are planted such as corn, coffee and vegetables. There are no rare or endangered plant species in the area.

Department of Environment and Natural Resources
Mines and Geosciences Bureau
APPROVED
FEB 10 2010

ii. Animals

Common animal species such as varieties of common birds, lizards, snakes, python, wild cats, rodents and domestic animals abound in the area. There are no rare or endangered animal species noticed in the area.

4.5.2 Marine Plants and Animals

The tributaries and river host various edible fishes and shellfishes. There are no known rare or endangered species noticed in the area.

4.6 Socioeconomic Environment

The parcel I claim area is located in the west end of the province bounded between Brgys Tagugpo, Don mariano Marcos and Taguibo in the municipality of Lupon, a 2nd class municipality and the recently proclaimed City of Mati while the Parcel II claim area lies in the east between Brgys Calapagan, Limot and Tubaon in the municipalities of Lupon and Tarragona, a 4th class municipality. All situated in the province of Davao Oriental. Means of livelihood in hosts barangays include logging, farming mainly coconut, mineral trading and small scale mining. Elementary educations prevail in barangays while secondary and higher educations concentrate in the Municipalities and City of Mati. Host barangays are situated at the interior of far flunf areas and mainly inhabited by indigenous tribes.

5.0 Description of Exploration of Work

5.1.1 Geological Mapping

All outcrops, vein system exposed during trenching and test pitting, all structures and rock types and all alterations will be mapped using the standard compass and tape mapping transverse and global positioning system (GPS) unit. All vein exposures will be channel samples using pick hammer and moil.

5.1.2 Geophysical methods – not to be undertaken

5.1.3 Geochemical methods – not to be undertaken

5.2 Preliminary processing of samples – manual breaking using sledge hammer.

5.3 Map showing the location of the proposed work area in relation to readily identified geographic and environmental features.

See attachment "A"

5.4 Estimated exploration costs - Php 12,662,500

6.0 Identification of Potential Environmental Effects

6.1 On land

6.1.1 Surface disturbance of the mineral property subject of exploration such as road access construction, etc. – none

Department of Environment and Natural Resources
Mines and Geosciences Bureau
APPROVED
FEB 10 2010

6.1.2 Surface disturbance on the mineral property subject of exploration such as, but not limited to, the following:

i. Changes in land forms due to excavations

For temporary camp sited and 5 drill sites, a total of 500 square meters of the vegetated are will be cleared.

For 5 camp sites, a total of 15 pits, 1m x 1m x 5m to serve as latrine and garbage dump will be excavated.

For 5 camp sites, a total of 30 sumps, 1m x 1m x 3m to serve as decantation ponds will be excavated.

A total of 1000 meters of trenches, 5 m x 1 m x 2 m will be dug.

ii. Changes in rate of erosion – minimal

6.2 On Hydrology and Water Quality

6.2.1 Potential generation of acid mine drainage (sources, quantitative and qualitative descriptions) – none

6.2.2 Siltation and pollution of surface waters (surface run-off, erosion and dust)

Pollution of surface waters by the oil-laden diamond drilling water is a possibility.

Siltation of water bodies from excavations will be controlled.

6.2.3 Changes in Hydrology – none

6.3 On the Ecology – no foreseeable effect.

6.4 On the Socioeconomic Effects

The only anticipated effect would be the chance in lifestyle in view of employment opportunity as contract laborers in trenching, test pitting, diamond drilling and surveying. Generally, the area has limited settlers except for mobile farmers and loggers as well as hunters.

7.0 Environmental management Measures Including Total Cost

7.1 Progressive rehabilitation/restoration of areas subject of exploration and related activities by reforestation or by undertaking civil structure programs uch a rip-rap, retaining walls, etc., to prevent erosion and siltation.

To handle domestic waste in camp sites, 3 each per site at 1 m x 1 m x 5 m pit ill be excavated and totally backfilled upon abandonment of sites. Cost of Php 300,000

To prevent the oil-laden used drilling water from entering the water bodies. A series of 6 sumps, 1 m x 1 m x 3 m depth acting as decantation ponds will be excavated and totally backfilled upon abandonment of the sites. Cost is Php 350,000

Department of Environment and Natural Resources
Mines and Geosciences Bureau
APPROVED
FEB 10 2010

All trenches and test pits will be completely backfilled upon abandonment. Cost of backfilling is Php 125,000

7.2 Management of stockpile of excavated and removed earth, if any, to prevent dust and siltation problems.

All excavated earth will be dammed by 2 layers if sacked dirt.

7.3 Maintenance of roads to minimize dust – not necessary due to frequent rain.

7.4 Handling of toxic and hazardous materials, if any, including an Emergency Response Program – none

7.5 Accommodation of other economic activities in the area – none

7.6 Alternative plans if special habitat of flora and fauna area affected – none

7.7 Socioeconomic Mitigating Measures

7.7.1 Plans for information and education campaign and dialogue between the company and population regarding project plans including compensation measures, if necessary.

All exploration activities and programs will be undertaken with prior proper consent and coordination with the local barangay and municipality.

Hiring priority of unskilled labor will be given preference to local residents.

All crops damaged will be duly compensated according to the established rates preset by the municipal and barangay treasurer.

7.7.2 Working environment and protection measures for employees.

Mining safety standards and environmental guidelines to safeguard employees will be strictly implemented.

All camp and drill sites will be safely located or free from dangers of landslides and erected sources of potable water.

7.8 Abandonment – measures and procedures after the conduct of exploration with cost-estimate including, but not limited to the following.

7.8.1 Control measures for acid mine drainage – none

7.8.2 Rehabilitation of the area by replanting and reforestation programs

All cleared sites, camp of diamond drill or survey taps will be completely reforested with fast growing hardwood tee varieties such as bagrass, gemelina and mahogany. Total reforestation cost is:

Seedling – 4,000 pcs	Php 400,000
Labor	Php 250,000
	Php 650,000

7.8.3 Restoration of the original flow of river system – none

Department of Environment and Natural Resources
Mines and Geosciences Bureau
APPROVED
FEB 1 0 2010

8.0 Total Environmental Cost or Budget = Php 425,000

9.0 DATE PREPARED: June 16, 2008

Prepared by:

JOEL B. TAMBAOAN
Mining Engineer No. 1016
PTR No. 6194392
Issued at Davao City
Issued on January 21, 2008

Department of Environment and Natural Resources
Mines and Geosciences Bureau
APPROVED
FEB 10 2010

MPSA APPLICATION FORM

Republic of the Philippines
Department of Environment and Natural Resources
MINES AND GEOSCIENCES BUREAU
Quezon City

RECEIVED 5 MAY

APPLICATION FOR
MINERAL PRODUCTION SHARING AGREEMENT

Application No. 000184 XI
Applicant: ORO-EAST MINING COMPANY, INC.
Address: Ground Floor, Dona Carmen Bldg., Palma-Gil cor. Sobrecary Streets Obrero, Davao City
Business Phone No.: 221-8368

For Corporation, Partnership, Association or Cooperative
Board of Directors and Officers :

Position	Name
Chairman/President	ALLAN S. PANCHO
Vice President	BENEDICTO T. JALANDOON
Treasurer	EXEQUIELA D. DELUTE
Corporate Secretary	ERWIN A. CABRERA

Capitalization:

Authorized	=	P1,600,000.00
Subscribed	=	P 400,000.00
Paid-Up	=	P 100,000.00

Citizenship of Stockholders and Percentage of Holdings :

Nationality	Subscribed	Paid-Up
Filipino	25%	25%
American	%	%
Canadian	%	%
Others (pls. specify)	%	%

Mineral Commodity Applied: Gold, Copper, Silver, Zinc, Etc.
Size of Area (hectares): 8,100
Location of Applied Area: Mati, Lupon, Davao Oriental
(Please state the boundaries and/or the technical description of the area in a separate sheet to be attached as Annex "A" of this document)

In accordance with the provisions of the Philippine Mining Act of 1995 and the revised rules and regulations promulgated thereunder, the undersigned, for and in behalf of ORO-EAST MINING CO., INC. hereby applies for a Mineral Production Sharing Agreement to extract and dispose mineral resources, for commercial purposes, subject to the following conditions :

1. The statements made in this application or made later in support thereof, shall be considered as conditions and essential parts of the Agreement that maybe granted and any or omission of facts which may alter, change, or affect substantially the facts set forth in said statements shall be sufficient cause for the cancellation of the permit granted.

2. The applicant further binds itself to submit additional requirements should the Regional Director concerned deem it necessary for purposes of determining his qualification for the grant of the permit applied for.

3. The application is filed for the exclusive use and benefit of the applicant and not either directly or indirectly for the benefit of any other person, corporation or partnership and the land is applied for the sole purpose of its development and operation, and not for speculation.

4. The foregoing statements are hereby certified to be true to the best of the applicant's knowledge and belief.

5. The application fee of P5,320.00 had been paid under Official Receipt No. ____________ dated ____________ at ____________

____________.

I, ALLAN S. PANCHO, the person executing this application, being first sworn, depose and say that I have read or have caused the foregoing application to be read to me, that I thoroughly understand the same; that each and every statement in said application is true and correct.

ALLAN S. PANCHO
Applicant
TIN - 119-040-869

MGB Form No. 06-1

Republic of the Philippines)
Province of M.Manila) S.S.
City/Municipality Makati

SUBSCRIBED AND SWORN to before me at the place aforesaid, on this 25 day of April, 19 97. The affiant exhibited to me his/her Community Tax Certificate No. 10722588 issued at Davao City on the 12th day of February, 1997.

RICARDO [illegible]
NOTARY PUBLIC
My commission expires on December 31, 1997
PTR NO. 8885730
Issued at Makati City
On January 8, 1997

Doc No. 856
Book No. 172
Page No. 11
Series of 1997

INSTRUCTION

1. This application shall be accomplished in quintuplicate, two carbon copies to be retained by the applicant, one carbon copy to be retained by the Regional Office and the remaining copies to be forwarded to the Mines and Geosciences Central Office.

2. All pertinent information required shall be given, inapplicable words cancelled and all blanks shall be filled up.

3. Application not accompanied with all the required documents shall not be accepted.